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                                                                     Exhibit 2.1


                                                      Urkundenrolle Nr.470 /1998

                                    Stuttgart

                          Recorded on December 22, 1998
          - in words: on the twenty-second day of December in the year nineteen hundred and ninety-eight-

                    Before me, official deputy of the Notary Prof. Dr. Rolf
                    A. Schutze having his official place of business in Urbanstrasse, 70182 Stuttgart,

                                 Dr. Harro Wilde

                    appear today in Schottlestrasse 8, 70597 Stuttgart, where I have been asked to act:

                    1. Dr-Ing. Klaus Lay, Geschaftsfuhrer, born on August 2,
                       1948, resident at Traubergstrasse 25, 70186 Stuttgart, acting in his own name and in the name of his wife, Mrs. Kornelia Lay nee Pollock, born on July 1, 1953, resident at Traubergstrasse 25, 70186 Stat Stuttgart, by virtue of a written power of attorney dated December 21, 1998,

                    2. Dr.-Ing. Raimund Menges, Geschaftsfuhrer, born on August
                       4, 1960, resident at Sprollstrasse 54 b, 70597 Stuttgart, acting in his own name and in the name of his wife, Mrs. Klaudia Dietewich-Menges nee Dietewich, born on July 5, 1959, resident at Sprollstrasse 54 b, 70597 Stuttgart, by virtue of a written power of attorney dated December 21, 1998,

                    3. Mr. Uwe Rettich, Geschaftsfuhrer, born on August 3, 1959, resident at Sparrharmlingweg 121, 70376 Stuttgart, acting in his own name and in the name of his wife, Mrs. Claudia Edith Rettich nee Bohle, born on June 19, 1963, resident at


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                       Sparrharmlingweg 121, 70376 Stuttgart, by virtue of a
                       written power of attorney dated December 21, 1998,

                    4. Mr. Jamie A. Wade, with business address in 2321 North
                       loop drive, Ames, Iowa, USA. Vice President and Secretary, acting not in his own name and on his own behalf but as sole "Geschaftsfuhrer" for EAI Holding GmbH (up to now registered under the name of "Astrid Verwaltungsgesellschaft mbH" having its registered seat in Stuttgart, being registered in the court registry (Handelsregister) at the lower court (Amtsgericht) Stuttgart under the registration number HRB 19696), having its place of business at Schaflandstrasse 2, 70736 Fellbach (hereinafter referred to as "EAI"), he promises to provide the Notary with a certified copy of the shareholders' resolution appointing him Geschaftsfuhrer of EAI and for Engineering Animation Inc., a Delaware corporation having its place of business at the above address (hereinafter referred to as EAINC) by virtue of written power of attorney of December 15,1998.

                    The persons appeared nos.l-3 act also in their capacity as Geschaftsfuhrer with power of joint representation of DELTA INDUSTRIE INFORMATIK GMBH in Fellbach ("DELTA"). They promise to provide the Notary with a certified excerpt from the commercial register.

                    The persons appeared nos. 1-3 presented their passports and identity cards of the Federal Republic of Germany, person no. 4 presented his passport of the United States of America The persons appeared submitted their powers of attorney to the notary. The persons appeared confirmed that neither the Notary himself nor any of his partners or employees of his office were involved in



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                    this matter for the notarization (Section 3 (1) no. 7 of the
                    Notarization Act).

                    The persons appeared requested that this deed be recorded in the English language and declared that they were in sufficient command of the English language. The Notary, who speaks English fluently, ascertained that also the persons appeared were in sufficient command of the English language. Advised by the Notary of their right to request the assistance of a sworn interpreter, and the receipt of a certified translation of this deed, the persons appeared waived such rights.

                    The persons appeared requested the following
                                   PURCHASE AND TRANSFER AGREEMENT

                    to be notarized:

WHEREAS, EAI and all holders of a capital interest in DELTA Industrie Informatik GmbH (the "Sellers") have determined that it is in the best interests of EAI and the Sellers, respectively to consummate the business combination provided for in this Agreement in which EAI shall purchase from Sellers, and Sellers shall sell to EAI, all of the outstanding capital interest of DELTA (the "Transaction") and as a result, DELTA shall become a wholly owned subsidiary of EAI.

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Transaction and to establish certain conditions to the Transaction.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                    ARTICLE I.

              PURCHASE AND SALE, AND TRANSFER OF CAPITAL INTERESTS

     1.1. Present Situation. DELTA Industrie Informatik GmbH ("DELTA"), having its seat and offices at Schaflandstrasse 2, D-70736 Fellbach, Federal Republic of Germany, is registered in the court registry (Handelsregister) at the lower court (Amtsgericht) Waiblingen under the registration number HRB 2373. The registered capital stock (Stammkapital) is DM 200,000.00. It is fully paid in.




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Presently, each of the following persons holds one capital interest
(Geschaftsanteil) in the following nominal amount:

     (a) Dr.-Ing. Klaus Lay                             DM       50,000.00

     (b) Dr.-Ing. Raimund Menges                        DM       50,000.00

     (c) Mr. Uwe Rettich                                DM       50,000.00

     (d) Ms. Klaudia Dietewich-Menges                   DM       16,700.00

     (e) Ms. Claudia-Edith Rettich                      DM       16,700.00

     (f) Ms. Kornelia Lay                               DM       16,600.00

     1.2. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement

     (a) Dr.-Ing. Klaus Lay sells to EAI and EAI purchases from Dr.-Ing. Klaus Lay his capital interest in DELTA in the nominal amount of DM 50,000.00 the purchase price is 139,228 shares of common stock, $0.1 par value per share, of EAINC ("EAINC Common Stock")

     (b) Dr.-Ing. Raimund Menges sells to EAI and EAI purchases from Dr.-Ing. Raimund Menges his capital interest in DELTA in the nominal amount of DM 50,000.00. The purchase price is 139,228 shares of EAINC Common Stock.

     (c) Mr. Uwe Rettich sells to EAI and EAI purchases from Mr. Uwe Rettich his capital interest in DELTA in the nominal amount of DM 50,000.00. The purchase price is 139,228 shares of EAINC Common Stock.

     (d) Ms. Klaudia Dietewich-Menges sells to EAI and EAI purchases from Ms. Klaudia Dietewich-Menges her capital interest in DELTA in the nominal amount of DM 16,700.00. The purchase price is 46,503 shares of EAINC Common Stock.

     (e) Ms. Claudia-Edith Rettich sells to EAI and EAI purchases from Ms. Claudia-Edith Rettich her capital interest in DELTA in the nominal amount of DM 16,700.00. The purchase price is 46,503 shares of EAINC Common Stock.






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     (f) Ms. Kornelia Lay sells to EAI and EAI purchases from Ms. Kornelia Lay her capital interest in DELTA in the nominal amount of DM 16,600.00. The purchase price is 46,224 shares of EAINC Common Stock.

     1.3. Transfer.

     (a) Under the condition (aufschiebende Bedingung) that EAI transfers to each of the Sellers the above mentioned number of shares of common stock of EAINC (collectively, the "Share Consideration"), each of the Sellers herewith transfers to EAI his/her capital interest in DELTA. EAI herewith accepts such transfer of each of the capital interests in DELTA.

     (b) The parties hereto shall execute and deliver any other instruments, documents, and certificates that are required to be delivered pursuant to this Agreement or as may be reasonably requested by any party in order to consummate the transaction contemplated by this Agreement.

     1.4. Consent in Accordance with Section 14 and Section 15 of the Articles of Association

     (a) In accordance with Section 14 of the Articles of Association (Gesellschaftsvertrag) of DELTA, all shareholders herewith approve the transfer of each of the capital interests to EAI.

     (b) Each of the holders of a capital interest in DELTA herewith waives its preemptive right granted under Section 15 of the Articles of Association of DELTA.

     1.5. Consent in Accordance with Section 1365 BGB. Each of the Sellers herewith approves the sale and transfer of the capital interest of his/her spouse to EAI as stipulated in Article 1.2 above in accordance with Section 1365 BGB (German Civil Code).

     1.6. Closing. The term "Closing" is used to describe the transfer of common shares of EAINC to the Sellers to meet the condition precedent with respect to the transfer of the capital interests of the Sellers to EAI. In addition, at the Closing, the parties hereto shall execute and deliver any other instruments, documents and certificates that are required to be delivered pursuant to this Agreement or as may be reasonably requested by any party in order to consummate the transactions contemplated by this Agreement.

                                  ARTICLE II.

             REPRESENTATIONS AND WARRANTIES OF DELTA AND THE SELLERS




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Concluding this Agreement, EAI relies on the correctness of the representations and warranties made by the Sellers and DELTA hereinafter.

Except as disclosed by DELTA and the Sellers in the Disclosure Schedule, DELTA and each of the Sellers, jointly and severally represent and warrant to EAI that the following representations and warranties are complete and correct as of today:

     2.1. Corporate Organization. (a) DELTA is a limited liability company (Gesellschaft mit beschrankter Haftung, "GmbH"), duly organized under the laws of the Federal Republic of Germany and validly existing. DELTA has the corporate power and authority to own or lease all of its respective property and assets and to carry on its respective business as it is now being conducted, and is duly licensed and qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it and the character or location of the properties and assets owned or leased by it make such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, properties, operations or financial condition (a "Material Adverse Effect") of DELTA. Correct and complete copies of the Articles of Association (Gesellschaftsvertrag) of DELTA and an excerpt from the court registry have been made available to EAI by DELTA.

     (b) Except as set forth in Section 2.1 (b) of the Disclosure Schedule, DELTA does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, limited liability company, joint venture or over non-corporate business.

     (c) The statements in the introduction to this Agreement and in Article 1 about DELTA and the Sellers are complete and correct in every respect.

Persons or companies other than those shown in Sec.1.1 of this Agreement do not hold any direct or indirect interest of any type whatsoever in DELTA, and there are no claims for the granting of any such interest. All participations in DELTA are free from all rights of third parties of any type whatsoever, and there are no claims for the granting of such rights or the transfer of such participations.

     (d) Except for the Articles of Association as well as other agreements, resolutions or promises specifically referenced in this Agreement or provided in copy to EAI prior to the date hereof, there are no agreements, resolution or promises concerning (i) the relationship between DELTA and its holders of capital interests, or (ii) the appointment or employment of other "Geschaftsfuhrer" of DELTA, nor are there any obligations to enter into such agreements, resolutions, or promises.



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     (e) There is no supervisory or advisory board or other similar body with respect to DELTA.

     2.2. Capitalization.

     (a) The capital stock (Stammkapital) of DELTA is DM 200,000.00. The capital has been fully paid in. DELTA has not made any decision with respect to any increase or decrease in its capital stock. It has not voted for any change or amendment in its Articles of Incorporation and DELTA has not filed an application for any amendment with respect to the registration of DELTA in the court registry.

     (b) Each seller has good and marketable title to and unrestricted power to vote and sell the DELTA capital interest sold in accordance with Article I above, free and clear of any liens (as defined in Section 2.3 below) and upon the fulfillment of the condition of the valid transfer of the EAINC shares EAI will obtain good and marketable title to such DELTA capital interests free and clear of any Lien.

     2.3. Authority; No Violation. (a) DELTA has the corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement was unanimously approved by all Sellers. All corporate approvals with respect to the transactions contemplated by this Agreement have been granted. Each Seller has the legal power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by DELTA and the Sellers and constitutes a valid and binding obligation of DELTA and the Sellers, enforceable against DELTA and Sellers in accordance with its terms.

     (b) The execution and delivery of this Agreement by DELTA and/or the Sellers, the consummation by DELTA of the transactions contemplated hereby, and the compliance by DELTA and/or the Sellers with the terms or provisions hereof, shall not (i) violate any provision of the Articles of Association of DELTA,
(ii) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to DELTA or any of its properties or assets, or (iii) violate, conflict with, breach any provision of or result in the loss of any benefit or the increase in the amount of any liability or obligation under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any liens, pledges, charges, encumbrances or security interests of any nature or kind (collectively, "Liens") upon any of the properties or assets of DELTA under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which DELTA is a



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party, or by which it or any of its properties or assets may be bound or affected, which, in any such case, would have a Material Adverse Effect on DELTA.

     (c) To the best knowledge of Sellers the execution and consummation of this Agreement will not result in any change or termination of any contacts of DELTA or in any repayment of any grants, tax advantages or comparable benefits of any kind whatsoever granted to DELTA, in the acceleration of any material obligation or liability of DELTA or in the reduction or termination of any supply or delivery relations between DELTA and its suppliers and customers. To the best of any of the Sellers' knowledge, all material contracts entered into between DELTA and third parties are valid and enforceable against the parties thereto, and neither DELTA nor the respective other party has breached or is in default under such material contracts.

     2.4. Consents and Approvals. No consent, approval or authorization of, or withholding of objection on the part of, or filing, registration or qualification with, or notice to (collectively, the "Consents") any court, administrative agency, commission or other governmental authority or instrumentality, whether Federal, state, local or foreign (each a "Governmental Authority"), or with any third party are necessary in connection with the execution and delivery by DELTA of this Agreement and the consummation by DELTA and the Sellers of the Transaction and the other transactions contemplated by this Agreement, except where the failure to obtain the same would not have a Material Adverse Effect on DELTA.

     2.5. Reports. Except in each case where failure to do so would not have a Material Adverse Effect on DELTA, DELTA has timely filed all reports, registrations and statements required to be filed since January 1, 1995 with any Governmental Authority and has paid all fees and assessments due and payable in connection therewith. No Governmental Authority has initiated any proceeding or, to the best knowledge of DELTA, investigation into the business or operations of DELTA.

     2.6. Compliance with Applicable Law. DELTA holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business except where failure to hold the same would not have a Material Adverse Effect on DELTA. DELTA has complied with and is not in default under any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction of any Governmental Authority applicable to DELTA, except where the failure to be in compliance would not have a Material Adverse Effect on DELTA.

     2.7. Financial Statements. (a) DELTA has previously provided EAI with correct and complete copies of the unaudited balance sheets of DELTA as of December 31, 1995, 1996, and 1997 and the related unaudited statements of income and retained earnings and




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cash flows for the fiscal years ended December 31, 1995, 1996, and 1997 and for the period ended October 30, 1998 (collectively, the "DELTA Financial Statements"). The DELTA Financial Statements fairly present in all material respects the financial position of DELTA as of the dates thereof, and the results of operations and cash flows of DELTA for the respective fiscal periods or as of the respective dates thereof. Each of the DELTA Financial Statements, including the notes thereto, has been, or shall be, prepared in accordance with generally accepted accounting principles (Grundsatze ordnungsgemaber Buchfuhrung) currently in effect in the Federal Republic of Germany ("GoB") consistently applied during the periods involved, except that the same are not audited and do not contain any required footnotes.

     (b) Since December 31, 1997 the business of DELTA has only been conducted within the normal and ordinary course of business. Since that time no extraordinary business event or legal arrangement has occurred or been entered into, and there has also not been any event which by itself or together with other events has materially adversely affected the assets or the profit situation of DELTA, or for which based on the care of a conscientious businessman in accordance with GoB and generally accepted valuation and depreciation principles reserves would have to be provided for in the financial statements as of December 31, 1998. This clause does not cover additional reserves for general bad debt reserves, pension obligations and depreciations in the ordinary course of business.

     2.8. Absence of Certain Changes or Events. (a) Since December 31, 1997, (i) DELTA has not incurred any material liability that is not disclosed in the DELTA Financial Statements, (ii) no event has occurred which, individually or in the aggregate, would have a Material Adverse Effect on DELTA, and (iii) DELTA has carried on its business in the ordinary and usual course.

     (b) Since December 31, 1997, DELTA has not (i) increased in any material respect the salaries, wages, or other compensation, or pensions, fringe benefits or other perquisites payable to any executive officer or other management employee or to any non-management employee (except to the extent customary and consistent with past practice), or (ii) granted any severance or termination pay, or (iii) paid or accrued any bonuses or commissions (except to the extent customary and consistent with past practice), or (iv) suffered any strike, work stoppage, slowdown, or other labor disturbance which would, either individually or in the aggregate, result in a Material Adverse Effect, on DELTA.

     (c) There are no particular circumstances existing at the present time known to any of the Sellers of which they should reasonably be aware which could in the fixture materially adversely affect the business of DELTA. In particular, the Sellers have no knowledge nor any cause to know of any facts or circumstances which could result in any


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restriction, impediment or cessation of the development and/or distribution of any product or services presently marketed by DELTA.

     2.9. Legal Proceeding and Restrictions. (a) There are no actions, suits, proceedings or claims pending, or to the knowledge of DELTA, threatened against or affecting DELTA at law or in equity or before any Governmental Authority.

     (b) There is no judgement, order, writ, decree, injunction or regulatory restriction imposed upon DELTA or its assets which has not been satisfied and which could reasonably be expected to have, a Material Adverse Effect on DELTA.

     (c) Except for the dispute set forth in Section 2.9 of the Disclosure Schedule, DELTA is not a party to or threatened by, any litigation, administrative proceedings or investigations nor are there any circumstances within the best knowledge of any of the Sellers which might reasonably be expected to lead to such litigation, administrative proceedings, or investigations. DELTA is not subject to any judgement, decree or settlement in any legal or administrative proceedings which materially restricts or impairs it in competition or in the operation of its business.

     2.10. Taxes and Tax Returns. DELTA has duly filed by the due date all tax returns and other reports required under applicable laws to be filed with tax and other authorities, paid all due taxes, tax prepayments and other public dues, retained all taxes, social security charges and other charges to be retained and paid them by the due date to the respective recipients and paid all related delay charges and penalties, if any.

     2.11. Employee Benefits. Except for Dr. Klaus Lay, Dr. Raimund Menges, Mr. Uwe Rettich and seven employees who have "Direktversicherungen", DELTA did not enter into any pension agreement with any of its present or former employees.

     2.12. Employment and labor Relations. To the knowledge of DELTA, no executive, key employee or group of employees has any plans to terminate its or their employment with DELTA. There are no charges, complaints, investigations or litigation currently pending, or to the knowledge of DELTA threatened against DELTA, relating to alleged employment discrimination, unfair labor practices, equal pay discrimination, affirmative action noncompliance, occupational safety and health, breach of employment contract, employee benefit matters, wrongful discharge or other employment-related matters, which, if determined adversely to DELTA would have a Material Adverse Effect on DELTA. There are no outstanding orders or charges against DELTA under any applicable occupational safety and health laws in any jurisdiction in which DELTA conducts business which would result in a Material Adverse Effect on DELTA. All levies, assessments and penalties made against DELTA pursuant to any applicable workers' compensation
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legislation in any jurisdiction in which DELTA conducts business have been paid by DELTA. DELTA is not a party to any contracts with any labor union or employee association nor has DELTA made commitments to or conducted negotiations with any labor union or employee association with respect to any future contracts. DELTA is not aware of any current attempts to organize or establish a works council with respect to any employees of DELTA.

     2.13. Contracts. Sections 2.13 of the Disclosure Schedule lists or describes the following contracts, agreements, licenses, permits, arrangements, commitments or understandings (whether written or oral) which are currently in effect or which will, without any further action on the part of DELTA become effective in the future, to which DELTA is a party (collectively, the "DELTA Contracts"):

     (a) any agreement for the lease of personal property or real property to or from any person or entity that individually involves an expenditure by the lessee in excess of DM20,000 in any one year;

     (b) any agreement for the purchase, sale or distribution of products, materials, commodities, supplies or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration payable by any party in excess of DM20,000 in any one year;

     (c) any agreement creating, governing or providing for an investment or participation in a partnership, limited liability company or joint venture;

     (d) any agreement under which DELTA has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which DELTA has imposed a Lien on any of its assets; the existing shareholders loans will be repaid before Closing;

     (e) any agreement outside the ordinary course of business imposing any obligations on DELTA of confidentiality or non-competition;

     (f) any written agreement with any officer; employee or holder of a capital interest of DELTA or any of their affiliates;

     (g) any pension, profit sharing, bonus, incentive, deferred compensation, severance, salary continuation or other material plan or arrangement for the benefit of current or former officers or employees;
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     (h)   any agreement relating to any Intellectual Property (as that term is defined in Section 2.18) used by DELTA and which is material to the conduct of its business, or that is licensed by DELTA for use by others;

     (i) any agreement under which the consequences of a default, termination or acceleration would have a Material Adverse Effect on DELTA; or

     (j) any other agreement the performance of which involves consideration payable by DELTA in excess of DM20,000 in any one year.

Except as set forth in Section 2.13 of the Disclosure Schedule, (i) each DELTA Contract is legal, valid, binding, enforceable in accordance with its terms and in full force and effect, (ii) to the best knowledge of Sellers the consummation of the Transaction will not cause a breach or termination of any DELTA Contract nor effect a change in any or the terms of any DELTA Contract which, in any such case, would have a Material Adverse Effect on DELTA, (iii) DELTA is not, and, to DELTA's knowledge, no other party is, in breach or default in any material respect of any DELTA Contract and no event has occurred which with notice or lapse of time, or both, would constitute a breach or default by DELTA that would result in or permit termination, modification or acceleration under any DELTA Contract, and (iv) DELTA has not, and, to DELTA's knowledge, no other party has, repudiated any provision of any DELTA Contract.

     2.14. Undisclosed Liabilities. Except for liabilities (i) that are fully reflected or reserved against on the December 31, 1997 balance sheet of DELTA included in the DELTA Financial Statements (the "1997 Balance Sheet") or (ii) that were incurred in the ordinary course of business consistent with past practice since December 31, 1997, DELTA has not incurred any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

     2.15. Environmental Liability.

     (a) DELTA has not received any notice, and does not otherwise have knowledge, of any claim, and no proceeding has been instituted raising any claim, against DELTA or any of the real properties now or formerly owned, leased or operated by DELTA or other assets of DELTA, alleging any material damage to the environment or violation of any Environmental Laws;

     (b) DELTA does not have knowledge of any facts which would give rise to any claim, public or private, of violation in any material respect of Environmental Laws or material damage to the environment emanating from, occurring on or in any way related to
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real properties now or formerly owned, leased or operated by DELTA or to other assets of DELTA or their use;

     (c) DELTA has not stored or released any Hazardous Materials on real properties now or formerly owned, leased or operated by it or disposed of any Hazardous Materials, in each case in a manner contrary in any material respect to any Environmental Laws; and

     (d) All buildings on all real properties now owned, leased or operated by DELTA are in compliance with applicable Environmental Laws, except where the failure to comply would not reasonably be expected to result in a Material Adverse Effect on DELTA.

     (e)   For purposes of this Agreement,

                (i) "Environmental Laws" means any and all Federal, state, county, local and foreign laws, statutes, codes, ordinances, rules, regulations, judgements, orders, decrees, permits, concessions, grants, franchises, licenses, agreements, or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems; and

                (ii) "Hazardous Material" means any and all "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", toxic pollutants" or words of similar import, under any of the Environmental Laws.

     2.16. Tangible Assets. DELTA has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, shown on the 1997 Balance Sheet or acquired after the date thereof, except for properties and assets disposed of in the ordinary course of business, free and clear of all Liens. DELTA owns or leases pursuant to a DELTA Contract all buildings, machinery, equipment and other tangible assets material to the conduct of its business as presently conducted. Each such tangible asset is free from defects (patent and latent), other than defects that do not individually or in the aggregate materially impair its value or intended use, has been maintained in accordance with normal industry practice, is in reasonably food operating condition and repair (subject to normal wear and tear). Section 2.16 of the Disclosure Schedule contains a schedule of such tangible assets owned or leased by DELTA that have a value in excess of DM20,000.
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     2.17. Real Property.  DELTA does not own any real property.  Section 2.17 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to DELTA. DELTA has made available to EAI correct and complete copies of each such lease and sublease. Except as set forth in Section 2.17 of the Disclosure Schedule:

     (a) each such lease or sublease is legal, valid, binding, enforceable and in full force and effect;

     (b) the consummation of the transactions contemplated hereby will neither cause the termination of each such lease or sublease nor effect a change in any of its terms;

     (c) DELTA is not, and, to the knowledge of DELTA, no other party to such lease or sublease is, in breach or default in any material respect, and no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default by DELTA that would permit termination, modification or acceleration thereunder,

     (d) neither DELTA nor, to the knowledge of DELTA, any other party to each such lease or sublease has repudiated or disputed any provision thereof,

     (e) DELTA has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any leasehold or subleasehold.

     2.18. Intellectual Property. (a) Section 2.18 of the Disclosure Schedule identifies each patent, trademark, service mark, trade name, assumed name, copyright, trade secret, license to or from third parties with respect to any of the foregoing, applications to register or registrations of any of the foregoing or other intellectual property rights which are material to the business of DELTA and are owned or used by or have been issued to DELTA (collectively the "Intellectual Property"). DELTA has made available correct and complete copies of all other written documentation evidencing ownership of or the right to use each such item. Except as set forth in Section 2.18 of the Disclosure Schedule:

                (i) DELTA possesses all right, title and interest in and to the Intellectual Property, free and clear of any Lien or other restriction;

                (ii) the legality, validity, enforceability, ownership or use of the Intellectual Property is not currently being challenged, nor is there any reasonable basis for any such challenge;

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               (iii) the Intellectual Property will be owned or available for use by the Surviving Corporation immediately subsequent to the Closing on the same terms and conditions as in effect immediately prior to the Closing and the transactions contemplated by this Agreement will have no Material Adverse Effect on DELTA's rights, title and interest in and to any of the rights set forth in Section 2.18 of the Disclosure Schedule.

     (b) To the knowledge of DELTA and the Sellers, (i) DELTA has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties, nor is DELTA currently interfering with, infringing upon, misappropriating or otherwise coming into conflict with any intellectual property rights of third parties, in each case in any manner which would have a Material Adverse Effect on DELTA and (ii) no third party has, in the past three years, interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of DELTA that would result in a Material Adverse Effect on DELTA, nor is any third party currently interfering with, infringing upon, misappropriating or otherwise coming into conflict with any Intellectual Property rights of DELTA.

     2.19. Notes and Accounts Receivable. All notes and accounts receivable of DELTA have arisen in the ordinary course of business, and to the knowledge of DELTA are not subject to any setoff or counterclaim and are collectible, subject only to the reserve for bad debts, if any, established in accordance with the past practice of DELTA.

     2.20. Bank Accounts and Powers of Attorney. Section 2.20 of the Disclosure Schedule sets forth a list of all accounts and deposit boxes maintained by DELTA at any bank or other financial institution and the names of the persons authorized to effect transactions in such accounts and with access to such boxes. There are no outstanding powers of attorney executed on behalf of DELTA.

     2.21. Guaranties. DELTA is not a guarantor or otherwise is liable for any indebtedness, liability or other obligation of any other person or entity.

     2.22. Insurance. Section 2.22 of the Disclosure Schedule lists each insurance policy and self-insurance arrangement to which DELTA is a party, a named insured or otherwise the beneficiary of, specifying the insurer, type of insurance, policy number and pending claims thereunder with respect to DELTA. DELTA is in compliance in all material respects with all conditions contained in such policies.

     2.23. Service Contracts and Warranties. Except as stipulated in Section
2.23 of the Disclosure Schedule, DELTA is not a party to any service contract pursuant to which any material services are provided by DELTA to a third party.

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     2.24. Certain Relationships.  Except as stipulated in Section 2.24 of the
Disclosure Schedule, no holder of a capital interest, officer or, to the knowledge of DELTA, employee of DELTA (i) is, or controls, or is an employee of any competitor, supplier, customer or lessor or lessee of DELTA, or (ii) is indebted to DELTA in an amount in excess of DM20,000 in any individual case, or
(iii) owns any asset, tangible or intangible, which is used in the business of DELTA, other than assets that are immaterial in value; and DELTA has not entered into any transaction (including the furnishing of goods or services) with any stockholder, officer, employer or other affiliate, except on terms and conditions no less favorable to DELTA that would be obtained in a comparable arm's-length transaction with a third party.

     2.25. Broker's Fees. Neither DELTA nor any of its officers or employees has employed any person or entity as a broker, finder or agent or incurred any liability for any broker's fees, finder's fees or other commission in connection with the Transaction or the related transactions contemplated by this Agreement.

     2.26. Certain Customer Relationships. Section 2.26 of the Disclosure Schedule contains a complete and accurate list of DELTA's ten largest customers (in terms of DM sales by DELTA to date) for the fiscal year 1998 as of October 30, 1998 (the "Primary Customers"), together with the total DM amount of all sales by DELTA to such Primary Customers during such period. DELTA has not received any written notice that any Primary Customer intends to reduce in any material respect the DM amount of sales by DELTA in the year ending December 31, 1999 from the year ended December 31, 1998.

     2.27. Disclosure. No representation or warranty by DELTA contained in this Agreement (including the Disclosure Schedule and the Exhibits referred to herein), or in any certificate furnished or to be furnished by DELTA to EAI in connection win the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein not misleading.

                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF EAI AND EAINC

EAINC and EAI represents and warrants to DELTA and the Sellers as follows:

     3.1. Corporate Organization. EAINC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. EAINC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business at it is now being conducted, and is duly licensed or qualified to do business

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and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified could not have a Material Adverse Effect on EAINC and its subsidiaries, taken as a whole. Correct and complete copies of the Certificate of Incorporation and By-Laws of EAINC, as in effect as of the date of this Agreement, have been made available to DELTA by EAINC.

     3.2. Capitalization. The authorized capital stock of EAINC consists of 60,000,000 shares of EAINC Common Stock, of which as of December 10, 1998, 11,148,579 shares were issued and outstanding, and 20,000,000 shares of preferred stock, $.01 par value per share, none of which is issued and outstanding. All of the issued and outstanding shares of EAINC Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of EAINC Common Stock to be issued pursuant to the Transaction will be duly authorized and validly issued and, at the Closing, all such shares will be fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof

     3.3. Authority; No Violation (a) EAI and EAINC have the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of EAINC. No other proceedings or approvals on the part of EAI or EAINC are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by EAI and EAINC and constitutes a valid and boding obligation of EAI and EAINC, enforceable against EAI and EAINC in accordance with its terms.

     (b) The execution and delivery of this Agreement by EAI and EAINC, the consummation by EAI and EAINC of the transactions contemplated hereby, and the compliance by EAI and EAINC with the terms or provisions hereof, will not (i) violate any provision of the Certificate of Incorporation or By-Laws of EAINC,
(ii) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to EAINC or any of its properties or assets, or (iii) violate, conflict with, breach any provision of or result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of EAINC under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which EAINC is a party, or by which it or any of its properties or assets may be bound or affected.

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     3.4.  Consents and Approvals.  Except for the filings and authorizations necessary to list the shares of EAINC Common Stock issued pursuant to this Agreement on the NASDAQ Stock Market National Market (the "NNM"), no Consents from any Governmental Authority or any third party are necessary in connection with the execution and delivery by EAI and EAINC of this Agreement and the consummation by EAI and EAINC of the transactions contemplated by this Agreement.

     3.5. SEC Reports. The annual report on Form 10-K of EAINC for the fiscal year ended December 31, 1997, as filed under the Securities Exchange Act of 1934 ("Exchange Act"), and all other reports and proxy statements filed or required to be filed by EAINC subsequent to such report (collectively, the "EAINC SEC Documents"), have been duly and timely filed by EAINC, complied in all material respects with all requirements under the Exchange Act and the rules and regulations promulgated thereunder, were true and correct in all material respects as of the dates at which the information was furnished, and contained no untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. The financial statements of EAINC included in the EAINC SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of interim financial statements, as permitted by Form 10-Q or 8-K of the SEC) consistently applied during the periods involved (except as may be indicated in the noted thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of EAINC as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments). Except as set forth in the EAINC SEC Documents or as incurred in the ordinary course of business since the date of the most recent EAINC SEC Documents. EAINC does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth in a balance sheet of EAINC which would have a Material Adverse Effect on EAINC.

     3.6. Broker's Fees. Neither EAI nor any of its directors, officers or employees has employed any person or entity as a broker, finder or agent or incurred any liability for any broker's fees, finders's fees or other commission in connection with transactions contemplated by this Agreement.

     3.7.  legal proceedings or restrictions.

     a) There are no actions, suits, proceedings or claims pending or to the best knowledge of EAINC threatened against or affecting EAINC at law or in equity before

                                                                        Seite 19
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any Governmental Authority, which would either individually or in the aggregate result in a Material Adverse Effect on EAINC
     b) There is no judgment, order, writ, decree, injunction, or regulatory restriction imposed upon EAINC or its assets which has not been satisfied or which could reasonably be expected to have a Material Adverse Effect on EAINC.

     3.8 Disclosure. No representation or warranty by EAI and EAINC contained in this Agreement, or in any certificate furnished or to be furnished by EAI or EAINC to DELTA or the Sellers in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make the statements herein or therein not misleading.

                                  ARTICLE IV.

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1. Conduct of Business Prior to the Closing. During the period from the date of this Agreement to the Closing, except as expressly contemplated or permitted by this Agreement, DELTA shall (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use its reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and employees and (iii) take no action which would materially and adversely affect or delay the ability of DELTA or EAI to perform its covenants and agreements under this Agreement.

     4.2. DELTA Forbearances. During the period from the date of this Agreement to the Closing, except as expressly contemplated or permitted by this Agreement, DELTA shall not, without the prior written consent of EAI

     (a) incur any indebtedness for borrowed money (except pursuant to existing funded debt agreements described in Section 2.13 of the Disclosure Schedule), assume, guarantee, endorse or otherwise as an accommodation, become responsible for the obligations of any other individual, partnership, limited liability company, corporation or other entity (collectively, "Person"), or make any loan or advance;

     (b) (i) adjust, split, increase, decrease, combine or reclassify any capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any capital interest of its capital stock or any securities or obligations convertible into or exchangeable for any capital interest of its capital stock, (iii) grant any Person any right to acquire any capital interest of its capital stock;

                                                                        Seite 20
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     (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person, or cancel or release any indebtedness or claims owed to or held by DELTA or by any Person, except in the ordinary course of business consistent with past practice,

     (d) make any investment in any Person by purchase of securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person;

     (e) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any DELTA Contract, or change any terms in any DELIA Contract, other than renewals or changes in immaterial terms thereof,

     (f) increase in any material respect the compensation or fringe benefits of any of its officers or employees other than in the ordinary course of business consistent with past practice, pay any pension or retirement allowance not required by any existing plan or agreement to any of the foregoing, or become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any of the foregoing;

     (g) settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice;

     (h) take any action that would prevent or impede the Transaction from qualifying for "pooling of interests" accounting treatment;

     (i) amend its Articles of Association; or

     (j) take any action that is intended or may reasonably be expected to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or (ii) any of the conditions to the Transaction set forth in Article VII not being satisfied or
(iii) any violation of any provision of this Agreement, except in each case as may be required by applicable law.

     4.3. EAINC Forbearances. During the period from the date of this Agreement to the Closing, except as expressly contemplated or permitted by this Agreement, EAINC shall not, without the prior written consent of Sellers:

       (a) make, declare or pay any cash dividend or other cash distribution on any shares of its capital stock;

                                                                        Seite 21
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     (b) sell, transfer, mortgage, encumber or otherwise dispose of substantially all of its properties or assets;

     (c) merge, amalgamate, consolidate or enter into a share exchange (or cause or permit any of its subsidiaries to merge, amalgamate, consolidate or enter into a share exchange) with any other Person, except in any such case, in connection with the acquisition by EAINC or a subsidiary of EAINC of the stock and/or assets of any Person; provided, however, in no event shall EAINC issue an aggregate amount of shares as a result of such transactions in excess of the number of shares outstanding as of the date hereof;

     (d) take any action that would prevent or impede the Transaction from qualifying for "pooling of interests" accounting treatment,

     (e) amend its Articles of Incorporation or By-Laws in any manner which would effect the EAINC Common Stock or

     (f) take any action that is intended or may reasonably be expected to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or (ii) any of the conditions to the Transaction set forth in Article VI not being satisfied or
(iii) any violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

                                   ARTICLE V.
                              ADDITIONAL AGREEMENTS

     5.1. Regulatory and Other Matters. The parties shall cooperate with each other and use their reasonable best efforts to prepare and file promptly all necessary documentation to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of Governmental Authorities and third parties which are necessary or advisable to consummate the transactions contemplated by this Agreement, and the parties shall keep each other apprised of the status of matters relating to completion of the transactions contemplated herein.

     5.2. NNM Listing. EAINC shall cause the shares of EAINC Common Stock to be issued in the Transaction to be approved for listing on the NNM, subject to official notice of issuance.

     5.3. Additional Agreements. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Transaction, the proper officers and directors of each party to this Agreement shall take all such necessary or advisable action.

     5.4. Advice of Changes. EAINC and DELTA shall promptly advise each other of any change or event which is likely to have a Material Adverse Effect on each other or which EAINC or DELTA believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

     5.5. Liability for Taxes. (a) The Sellers shall jointly and severally be liable for all taxes, social security charges or any other public duties owed by DELTA for the period until December 31, 1998 which have or will not be paid properly and timely. The Sellers as jointly and severally liable debtors shall reimburse any assessments relating to this period exceeding adequate reserves which will be provided for in DELIA following GoB. EAI assures that any reimbursements relating to the period prior to December 31, 1997 shall be paid by DELTA to the Sellers proportionately according to their respective capital interests.

     (b) Any tax matters of DELTA concerning the period prior to December 31, 1998 shall be handled in agreement with the Sellers. The Sellers must in particular be notified in time of, and must be given an opportunity to comment on and participate in, tax audits. Binding declarations to the tax authorities which may have consequences for the Sellers shall be made only in agreement with the Sellers.

     (c) EAI shall grant to the Sellers and their representatives the right to inspect all books and business records of DELTA during normal business hours if such inspection is necessary or appropriate for reasons relating to taxes, in particular for the defense against claims of tax authorities.

     (d) EAI shall be liable for all taxes, social security payments and other public duties which relate to activities for business years commencing after December 31, 1998.

     5.6. Registration Rights. EAINC grants to the Sellers the right to participate, on the same terms and conditions as all other participants, in the first Securities and Exchange Commission registration of secondary shares initiated by EAINC after the date of this Transaction. The rights granted by this paragraph shall extend to such number of EAINC Shares held by the Sellers as is necessary to produce net funds upon sale equal to the sum of of DM 8 million.

     5.7. Employment Agreements. At the Closing, DELTA shall enter into an employment agreement with Dr.-Ing. Klaus Lay, Dr.-Ing. Raimund Merges, and Mr. Uwe Rettich.

                                                                        Seite 23
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     5.8. Resale Restrictions. (a) The issuance of the Share Consideration has not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act") and the parties hereto intend that such issuance qualify for the safe harbor from the registration requirements of the Securities Act provided by Regulation S promulgated thereunder ("Regulation S").

     (b) The Sellers represent and warrant to EAINC that each of the Sellers is a resident of Germany and is not a "U.S. Person" as defined in Regulation S.

     (c) The Sellers understand and agree that the Share Consideration will be deemed to be "restricted securities" pursuant to Rule 144 promulgated under the Securities Act ("Rule 144") and that such shares may not be resold in the United States except pursuant to an effective registration statement filed with the United States Securities and Exchange Commission (the "Commission") or pursuant to an applicable exemption, such as Rule 144. The Sellers further understand that resales in the United States pursuant to Rule 144 are subject to a number of conditions, including, but not limited to, the requirement that such shares be held by the Sellers for a period of at least one year prior to resale. The Sellers represent and warrant to EAINC that they have consulted appropriate legal counsel with respect to, and that they understand the restrictions on resale set forth in this Section 5.8.

     (d) The Sellers hereby agree that the certificate representing the Share consideration shall bear the following legend:

         THE COMMON SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO THE LEGAL OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER, THAT SUCH SALE IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND STATE LAWS.


EAINC and the Sellers agree that EAINC shall instruct First Chicago that no transfer of the shares constituting the Share Consideration shall be permitted, except in accordance with this Section 5.8.

                                                                        Seite 24
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     (e) Each of the Sellers agrees that (i) he or she will not sell, transfer or otherwise dispose of any shares of EAINC Common Stock, including shares issued as part of the Share Consideration, until after such time as results covering at least 30 days of combined operations of DELTA and EAINC have been published by EAINC in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report filed with the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement that includes such combined results of operations, and (ii) the certificates for the Share Consideration shall bear a legend to this effect.

                                  ARTICLE VI.

                             CONDITIONS PRECEDENT

     6.1. Conditions to Obligations of EAI. The obligation of EAI to effect the Transaction is also subject to the satisfaction or waiver by EAI at or prior to the Closing of the following conditions:

     (a) Representations and Warranties. The representations and warranties of DELTA set forth in this Agreement that are qualified with reference to a Material Adverse Effect shall be true and correct, and the representations and warranties of DELTA that are not so qualified shall be true and correct, except where the failure to be true and correct would not have a Material Adverse Effect on DELTA, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.

     (b) Performance of Obligations of DELTA. DELTA shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, except to the extent that the failure to so perform would not have a Material Adverse Effect on DELTA, and EAI shall have received a certificate signed on behalf of DELTA to such effect.

     (c) Proprietary Information Agreements. DELTA shall have in its personnel files an executed copy of DELTA's proprietary information agreement (substantially in the form included in the Disclosure Schedule) from each employee of DELTA.

     (d) Employment Agreements. Dr.-Ing. Klaus Lay, Dr.-Ing. Raimund Menges, and Mr. Uwe Rettich shall have executed and delivered to EAI the Employment Agreements.

     (e) Legal Opinion: Closing Certificates. EAI shall have received from legal counsel to DELTA and the Seller an opinion as EAI or its counsel shall reasonably request.

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     (f) Material Adverse Change. There shall not have occurred any change which would constitute a Material Adverse Effect on DELTA.

     6.2. Conditions to Obligations of DELTA and Sellers. The obligation of DELTA and Sellers to effect the Transaction is also subject to the satisfaction or waiver by EAI at or prior to the Closing of the following conditions:

     (a) Representations and Warranties. The representations and warranties of EAI and EAINC set forth in this Agreement that are qualified with a reference to Material Adverse Effect shall be true and correct, and the representations and warranties of EAI and EAINC that are not so qualified shall be true and correct, except where the failure to be true and correct would not have a Material Adverse Effect on EAI or EAINC, in each case, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. DELTA shall have received a certificate signed on behalf of EAINC by the Chief Executive Officer or the Chief Financial Officer of EAINC to the foregoing effect.

     (b) Performance of Obligations of EAINC. EAINC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, except to the extent that the failure to so perform would not have a Material Adverse Effect on EAINC, and DELTA shall have received a certificate signed on behalf of EAINC by the Chief Executive Officer or the Chief Financial Officer of EAINC to such effect.

     (c) Legal Opinion; Closing Certificates. DELTA shall have received from Jamie A. Wade, General Counsel of EAlNC, an opinion as DELTA or its counsel shall reasonably request.

     (d) Employment Agreements. DELTA shall have executed and delivered to Dr.-Ing. Klaus Lay, Dr.-Ing. Raimund Menges, and Mr. Uwe Rettich the Employment Agreements.

     (e) Material Adverse Change. There shall not have occurred any change which would constitute a Material Adverse Effect on EAINC and its subsidiaries, taken as a whole.

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                                  ARTICLE VII.
                           TERMINATION AND AMENDMENT

     7.1. Termination. This Agreement may be terminated at any time prior to the time the transfer of the capital interests has not become effective:

     (a) by mutual consent of DELTA, a majority-in-interest of the Sellers and EAI in a written instrument, if in the case of DELTA the meeting of the holders of capital interests determines by a majority vote, and EAI so determines;

     (b) by either DELIA, a majority-in-interest of the Sellers or EAI if any Governmental Authority which must grant a Requisite Regulatory Approval has denied approval of the Transaction and such denial has become final and non-appealable, or any Governmental Authority of competent jurisdiction shall have issued an order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order has become final and non-appealable; or

     (c) by either DELTA or a majority-in-interest of the Sellers or EAI (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if (x) there shall have been a breach of any of the representations or warranties or any of the covenants or agreements set forth in this Agreement on the part of the other party which has resulted in a Material Adverse Effect on such other party, which breach is not cured within 60 days following written notice to the party committing such breach, (y) the Closing shall not have occurred on or before December 31, 1998.

     7.2. Effect of Termination. In the event of termination of this Agreement by either DELTA or EAI as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, and none of DELTA or EAI or EAINC or any of their directors or officers shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 8.1 and this Section 7.2 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of DELTA, the Sellers or EAI or EAINC shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     7.3. Amendment; Extension; Waiver. At any time prior to the Closing, the parties hereto may, to the extent legally allowed, (i) amend any term or provision of this Agreement, (ii) extend the time for the performance of any of the obligations or other acts of the parties hereto, (iii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iv) waive compliance

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with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such amendment, extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such amendment, extension or waiver or failure to insist on strict compliance with any obligation, covenant, agreement or condition in this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE VIII
                                INDEMNIFICATION

     8.1. Indemnification by Sellers. Subject to Section 8.6 hereof, the Sellers shall jointly and severally indemnify EAI, and its affiliates (including after the Closing, the Surviving Corporation), and their respective Sellers, officers, directors, employees and agents, from and against, and will pay them the amount of, any and all losses, costs, claims, liabilities, damages (including incidental and consequential damages), penalties and expenses (including attorneys' and auditor fees and the costs of investigation and defense) (collectively, the "Losses"), incurred or suffered by EAI or its affiliates relating to or arising out of or in connection with any of the following:

     (a) any breach of or any inaccuracy in any representation or warranty made by DELTA and the Sellers as of the date hereof in respect to Article II or any matter disclosed on the portion of the Disclosure Schedule pertaining to such Sections; or

     (b) any breach of or failure by DELTA or any of the Sellers to perform any of its covenants or obligations set out or contemplated in this Agreement or any document delivered at or in connection with the Closing.

     8.2. Claims. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement, EAI shall promptly give notice to the indemnifying person ("Indemnifying Person") of such claim and the amount EAI will be entitled to receive hereunder from the Indemnifying Person. If the Indemnifying Person does not object in writing to such indemnification claim within 30 days of receiving notice thereof, EAI shall be entitled to recover, on the 31st day after such notice was given, from the Indemnifying Person the amount of such claim, and no later objection by the Indemnifying Person shall be permitted; if the Indemnifying Person agrees that he has an indemnification obligation but objects that he is obligated to pay only a lesser amount, EAI shall nevertheless be entitled to recover, on the 31st day after such notice was given, from the Indemnifying Person the lesser amount, without prejudice to EAI's claim for the difference.

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     8.3. Notice of Third-Party; Assumption of Defense. EAI shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement. The Indemnifying Person may, at his own expense, (a) participate in the defense of any claim, suit, action or proceeding; and (b) upon notice to EAI and Indemnifying Person's delivering to EAI a written agreement that EAI is entitled to indemnification for all Losses arising out of such claim, suit, action or proceeding and that the Indemnifying Person shall be liable for the entire amount of any Loss, at any time during the course of any such a claim, suit, action or proceeding, assume the defense thereof; provided however, that (i) the Indemnifying Person's counsel is reasonably satisfactory to EAI, and (ii) the Indemnifying Person shall thereafter consult with EAI upon EAI's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, EAI shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. If, however, EAI reasonably determines in its judgment that representation by the Indemnifying Person's counsel of both the Indemnifying Person and EAI would present such counsel with a conflict of interest, then EAI may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Person shall pay the fees and disbursements of such separate counsel. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

     8.4. Settlement or Compromise. Any settlement or compromise made or caused to be made by EAI or the Indemnifying Person, as the case may be, of any claim suit, action or proceeding shall also be binding upon the Indemnifying Person or EAI, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that no obligation, restriction or Loss shall be imposed on EAI as a result of such settlement without its prior written consent. EAI will give the Indemnifying Person at least 30 days' notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise, provided, however, that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which EAI would have been obligated to pay under the proposed settlement or compromise.

     8.5. Failure of Indemnifying Person to Act. In the event that the Indemnifying Person does not elect to assume the defense of any claim, suit, action or proceeding, then

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any failure of EAI to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of his obligations hereunder.

     8.6. Limitations on Sellers Indemnity. Notwithstanding anything to the contrary contained in this Agreement:

     (a) In order for EAI and its affiliates (including after Closing the Surviving Corporation), and their respective stockholders, officers, directors, employees and agents, to make a claim against Seller for indemnification pursuant to this Article VIII, each such indemnifiable claim must exceed a minimum threshold of DM 20,000.00 ("Covered Claim");

     (b) The Sellers shall not be liable for any Covered Claim under this
Article VIII unless and until the aggregate amount of the Covered Claims shall exceed DM 250,000.00 which event the Sellers shall only be liable for the aggregate amount of all Covered Claims, and

     (c) In no event shall the aggregate liability of Sellers under this Agreement exceed DM 40,000,000.00 or the value of the EAINC Common Shares at the time the claim is filed, whichever is lower.

     8.7. Period of Limitation.

     (a) The period of limitation for all claims of EAI and EAINC for breaches of or inaccuracy in any of the representations and warranties set forth in this Agreement shall run until June 30, 2000, except for all claims concerning liabilities of DELTA for taxes, social security charges, and over public dues for which the period of limitation shall run until the expiration of six months after final assessment, following the administrative audits for the respective periods, of all taxes, social security charges, and other public dues, payable by DELTA for the period through December 31, 1998.

     (b) The period of limitation for all claims of Sellers for breaches of representations and warranties set forth in this Agreement shall run until June 30, 2000.

     (c) The period of limitation shall not expire (i) if EAI has notified the Sellers or if the Sellers have notified EAI, as the case may be, of its claim in writing stating briefly the circumstances giving rise to the claim and, if feasible, the amount of the claim within the period of limitation, and (ii) if arbitration has been commenced within six months after receipt of the rejection by Sellers or EAI, as the case may be, of such claims in writing, no later, however, than one year after the expiration of the period of limitation.

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                                   ARTICLE IX

                           SECRECY, NON-COMPETITION

Dr.-Ing. Klaus Lay, Dr.-Ing. Raimund Menges and Mr. Uwe Rettich severally undertake for a period of five years from today:

     9.1. To keep strictly secret all matters and in particular all business and all trade secrets of DELTA known to any of them and not to disclose such matters and secrets, directly or indirectly, to any third party, not to cause such disclosure by third parties, not to abet or justify such disclosure nor to use such matters or secrets for themselves. They may inform authorities to the extent they are legally bound to give the information; however, they will do so after having informed EAI in writing at least two business days prior to making such information available.

     9.2. Not to cause or influence any employee, contractor, agent or adviser (excluding lawyers and tax advisers) now employed or retained by DELTA to work in any way whatsoever for any of the Sellers, for an enterprise in which any one of them holds an interest or for a competitor, or to terminate an existing relationship with DELTA unless the relationship between such individual and DELTA has already been terminated, without the prior written consent of EAI;

     9.3. Not to develop, manufacture, distribute or render in the European Union or the United States of America any products or services which are of the same kind as, or competitive with, products or services developed, manufactured, distributed or rendered by DELTA in the past or at present or presently planned to be developed, manufactured, distributed or rendered by DELTA, or to assist third parties, directly or indirectly, in the development, manufacture, distribution or rendering of such products or services, or to hold in any way whatsoever an interest in a company which develops, manufactures, distributes or renders such products or services. Excluded from this restriction is the acquisition and holding for investment purposes of shares or convertible debentures of a company listed on a major stock exchange which is engaged in the development, manufacture, distribution or rendering of such products or services; provided, however, that the above named parties, either individually or combined, do not directly or indirectly acquire shares or convertible debentures which constitute, or can be converted into, more than five percent of the share capital of the respective company.

                                   ARTICLE X.

                               GENERAL PROVISIONS

     10.1. Expenses. Except as set forth in Article X, all costs and expenses incurred by EAI in connection with this Agreement and the transactions contemplated hereby shall be paid by EAI, and all costs and expenses incurred by DELTA and Sellers in connection with this Agreement and the transactions contemplated hereby shall be paid by DELTA.

     10.2. Notices. All notices and other required communications hereunder shall be in writing and shall be deemed given: if delivered personally, when so delivered; if telecopied, on the date telecopied (provided there is written confirmation of receipt and a confirming notice or communication is delivered in the manner set forth herein); if mailed by registered or certified mail (air mail if to be sent abroad) (postage prepaid and return receipt requested), on the date five days after deposit in the mail (air mail if to be sent abroad), or if delivered by overnight courier (with written confirmation of delivery to such courier), on the next business day after such delivery, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to EAI, to:

             EAI Holding GmbH
             Schaflandstrasse 2
             D-70736 Fellbach

             and

             Engineering Animation, Inc.
             2321 North Loop Drive
             Ames, Iowa 50010
             Attention: Jamie A. Wade
             Vice President of Administration,
             General Counsel and Secretary
             Fax: (515) 296-6941

             with a copy to:

             Gardner, Carton & Douglas
             321 North Clark Street, Suite 3400
             Chicago, Illinois 60610
             Attention: Troy M. Calkins
             Fax: (312) 644-3381

             and

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             Sigle, Loose Schmidt-Diemitz & Partner
             Schottlestrabe 8, D 70597 Stuttgart
             Attention Dr. Anton Maurer
             Fax: 0049 711 9764 921

     (b) if to DELTA,

             DELTA Industrie Informatik GmbH
             Schaflandstr. 2
             D-70736 Fellbach
             GERMANY
             Attention: Dr. Klaus Lay
             Fax: 49-711-57151-99

             with a copy to:

             Dr. Andreas Lahusen
             Chemnitzer Str. 21
             D-70597 Stuttgart
             GERMANY
             Fax: 49-711-7288-177

             and

     (c) if to Sellers, to the addresses indicated above

             with a copy to:

             Dr. Andreas Lahusen
             Chemnitzer Str. 21
             D-70597 Stuttgart
             GERMANY
             Fax: 49-711-7288-177


     10.3. Interpretation. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without

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limitation". No provision of this Agreement shall be construed to require EAI,
EAINC, DELTA or Sellers to take any action which would violate any applicable law, rule or regulation.


     10.4. Entire Agreement. This Agreement (including the Disclosure Schedule, Exhibits, documents and instruments referred to herein) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Disclosure of any matter in the Disclosure Schedule for purposes of any Section of this Agreement shall constitute disclosure of such matter for purposes of all Sections within such Article for purposes of this Agreement.

     10.5. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Federal Republic of Germany, without regard to any applicable conflicts of law which would result in the application of any other law; however, the transfer of the EAINC shares shall be governed by the law of Delaware.

     10.6. Survival. All representations, warranties, covenants and agreements contained in this Agreement, or in any Schedule, certificate, document or statement delivered pursuant hereto, shall survive the Closing for a period of three (3) years.

     10.7. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. The same applies if there is any gap in the regulations of this Agreement. In such a case the parties undertake to replace the invalid or unenforceable or overlooked provision with one that is legal, valid, and enforceable and has an economic effect as similar as possible to that of the ineffective provision. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     l0.8. Publicity. Except as otherwise required by applicable law or the rules of the NNM, none of DELTA, EAI or the Sellers shall, or shall permit any of their respective affiliates, to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transaction contemplated by this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld.


     10.9. Assignment; Third Pay Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by either of the parties

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(whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. This Agreement (including the Disclosure Schedule, Exhibits, documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, other than in respect to the parties entitled to indemnification pursuant to Article VIII.

     10.l0. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, county, local or foreign law or statute shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     10.ll. Pooling of Interests Accounting; Tax Free Reorganization. In the event that either EAINC, DELTA or any Seller becomes aware of any provisions of this Agreement which would prevent the Transaction from being accounted for as a pooling of interests or qualifying as a reorganization within the meaning of
Section 368 of the Code, such parties shall negotiate in good faith with a view toward amending this Agreement in a manner which would permit the Transaction to be accounted for as a pooling of interests or qualified as such a reorganization, as applicable.

     10.12. Notary's Fees. The Notary's fees connected with the execution and performance of this Agreement shall be borne by EAI.

     10.13. Arbitration Clause.

     (a) In the event of any dispute or difference arising out of or relating to this Agreement or a breach thereof, the parties hereto shall use their best endeavors to settle these disputes or differences. To this effect, they shall consult and negotiate with each other, in good faith and understanding of the mutual interest, to reach a just and equitable solution satisfactory to both parties. If they do not reach such solution within a period of 30 (thirty) days, then the disputes or differences shall be finally settled by arbitration in accordance with International Arbitration Rules of the Zurich Chamber of Commerce,

     (b) The language of the arbitration shall be English.

     (c) The arbitration shall take place in Zurich, Switzerland.

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     (d) All Sellers are one party only.

                                  ARTICLE XI.
                 CAUTIONING BY THE DEPUTY OF THE NOTARY PUBLIC

The appeared persons were advised by the recording Deputy of the Notary Public that

 - the buyer of the share is fully liable for cash deposits, should they not have been paid up and for nonecash capital contributions, should they not have been provided for;

 - the bona fide acquisition of shares of a limited liability company (GmbH) and bona fide acquisition free from encumbrances of shares of a GmbH is not possible;

       of the rule of Section 419 BGB;

 - the Notary Public is not liable for the tax consequences of this agreement.

                                                                     Seite 37
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                          The foregoing protocol with attachments was read to
                          the persons appeared, was approved by them and signed by them and me, the recording Deputy of the Notary Public, in own hands as follows:






                          - Deputy of the Notary Public-